EXHIBIT 99.1

MEC

Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario,
Canada L4G 7K1

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES DEPARTURE OF
CHIEF EXECUTIVE OFFICER

June 22, 2007, Aurora, Ontario, Canada......Magna Entertainment Corp. (“MEC”) (NASDAQ: MECA; TSX: MEC.A) announced today that Michael Neuman, its Chief Executive Officer, will be leaving the company effective immediately to pursue other opportunities.  Frank Stronach, MEC’s Chairman, will assume the position of Interim Chief Executive Officer and stated: “Michael worked very hard during his time at MEC and we wish him well in his future endeavors.”  Mr. Neuman stated: “I wish my colleagues at MEC well going forward and hope that the company will be successful in implementing its long-term plans.”

Mr. Stronach also noted that “MEC remains focused on implementing the strategic initiatives described at our recent annual meeting, including the sale of non-core assets to further reduce debt.”

MEC, North America’s largest owner and operator of horse racetracks, based on revenue, acquires, develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. MEC also develops, owns and operates casinos in conjunction with its racetracks where permitted by law. MEC owns and operates AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry, XpressBet®, a national Internet and telephone account wagering system, as well as MagnaBet™ internationally.  Pursuant to joint ventures, MEC has a fifty percent interest in HorseRacing TV™, a 24-hour horse racing television network, and TrackNet Media Group LLC, a content management company formed for distribution of the full breadth of MEC’s horse racing content.

For more information, please contact:

Blake Tohana
Executive Vice-President and Chief Financial Officer
Magna Entertainment Corp.
905-726-7493